HYATON ORGANICS INC.
414 Viewcrest Rd. Kelowna B.C. V1W 4J8
Ph. (250) 764-7677 Fax (250) 764-7677

April 12, 2001

Mr. Kenenth Swaisland
The Samarac Corporation Ltd.
905 Kenwood Rd.
West Vancouver, B.C.
V7S 1T2

Dear Ken,

RE: Advisory Agreement

This letter sets out the general terms and conditions of our agreement respecting the advisory services to be provided by The Samarac Corporation Ltd. on behalf of Hyaton Organics Inc.

1. Hyaton to retain the advisory services of The Samarac Corporation Ltd. to act as its international strategic planner and to assist the Company to secure financing new business opportunities and further development of corporate matters under the following general terms:

    This agreement shall be effective commencing April 1, 2001 for a term of 2 years.
    Samarac shall be paid a monthly fee equal to the sum of US$10,000.00 for the first year, to be renegotiated at the end of the first year for successive terms. Should Hyaton lack sufficient funds to make timely monthly payments, Samarac has agreed to accrue debt until such time as payment may be made by way of cash, or exchange for shares, or other such means, as may be mutually acceptable.
    All reasonable personal expenses incurred in the course of business on behalf of Hyaton, as pre-approved by the management of Hyaton.
    The parties agree to enter into a formal agreement respecting this transaction which formal agreement will contain all representations, warranties and conditions normally included in formal agreements respecting transactions of this nature and all parties will be responsible for their own costs, including legal costs associated with this transaction.
    The agreement may be terminated at any time after 12 months by resolution of the Board of Director's of Hyaton.

    The allocation of finder's fee warrants and employee incentive stock options may from time to time be negotiated as success fees against future achievement milestones, including but not limited to: the completion of new business acquisitions; financing for working capital requirements; and the receipt of first revenues.

If these terms are acceptable, please indicate your agreement by signing below. Upon receipt of the executed agreement, we will ask our lawyers to prepare a formal agreement to be completed within 60 days.

We look forward to a long and rewarding relationship.

Yours truly,

/s/ L. Andrew Schwab
L. Andrew Schwab
Director

AGREED AND ACCEPTED:

/s/ KennethSwaisland
Kenneth Swaisland
The Samarac Corporation Ltd.

Date